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NORTHWEST AIRLINES, INC.
Offers to Exchange
2003-1 Pass Through Trust
      % Class D Pass Through Trust Certificates, Series 2003-1

Applicable Underlying Payments Fully and Unconditionally Guaranteed by
Northwest Airlines Corporation
for the following securities (the "Outstanding Securities"):

8.375% Notes due 2004
(CUSIP No. 667281AH2)

8.52% Notes due 2004
(CUSIP No. 667281AN9)

7 5/8% Notes due 2005
(CUSIP No. 667281AL3)

  EACH OF THE EXCHANGE OFFERS AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON                        , 2003, UNLESS EARLIER TERMINATED OR EXTENDED BY NORTHWEST AIRLINES, INC.

                        , 2003

To Our Clients:

        Northwest Airlines, Inc. (the "Company") is offering to exchange:

  •
  $    principal amount of its 2003-1 Pass Through Trust    % Class D Pass Through Trust Certificates, Series 2003-1 ("Class D Certificates"), for each validly tendered and accepted $1,000 principal amount of 8.375% Notes due 2004 of the Company ("8.375% Notes"), plus a cash payment for accrued but unpaid interest; and

  •
  $    principal amount of Class D Certificates for each validly tendered and accepted $1,000 principal amount of 8.52% Notes due 2004 of the Company ("8.52% Notes"), plus a cash payment for accrued but unpaid interest;

  •
  $    principal amount of Class D Certificates for each validly tendered and accepted $1,000 principal amount of 7 5/8% Notes due 2005 of the Company ("7 5/8% Notes", together with the 8.375% Notes and the 8.52% Notes, the "Outstanding Securities"), plus a cash payment for accrued but unpaid interest.

        Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus (as defined below).

        The Exchange Offers are made on the terms and are subject to the conditions set forth in the Company's prospectus dated                        , 2003 (as may be amended or supplemented from time to time, the "Prospectus"), and the accompanying Letters of Transmittal, including the minimum condition that at least $    million principal amount of Class D Certificates, in the aggregate, are issued in the exchange offers. The Company reserves the right to extend, amend or terminate the exchange offers.

        The enclosed Prospectus is being forwarded to you as the beneficial owner of Outstanding Securities held by us for your account but not registered in your name. The accompanying Letter of Transmittal and Notice of Guaranteed Delivery are furnished to you for informational purposes only and may not be used by you to tender Outstanding Securities held by us for your account. A tender of such Outstanding Securities may be made only by us as the registered holder and only pursuant to your instructions.

        Accordingly, we request instructions as to whether you wish us to tender and deliver the Outstanding Securities held by us for your account. If you wish to have us do so, please so instruct us by completing, executing and returning to us the instruction form that appears below.

INSTRUCTIONS

        The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to Northwest's exchange offer with respect to the 8.375% Notes (CUSIP No. 667281AH2), the 8.52% Notes (CUSIP No. 667281AN9), and the 7 5/8% Notes (CUSIP No. 667281AL3).

        This will instruct you to tender the specified principal amount of the Outstanding Securities of the series indicated below held by you for the account of the undersigned pursuant to the terms and conditions set forth in the Prospectus, and the related Letters of Transmittal.

8.52% Notes	Principal Amount to be tendered: $
8.375% Notes	Principal Amount to be tendered: $
7 5/8% Notes	Principal Amount to be tendered: $
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INSTRUCTIONS